EXHIBIT 99.1

AZZ incorporated Signs Agreement to Acquire Blenkhorn and Sawle Limited –St. Catharines, Ontario

An acquisition of a provider of highly engineered electrical switchgear, controls and modular buildings since 1948, that increases our international business and provides additional growth and expansion opportunities

Contact:                 Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet:  www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet:  www.lythampartners.com

June 26, 2008 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced the signing of an asset purchase agreement with Blenkhorn and Sawle Limited, a privately held company headquartered in St. Catharines, Ontario, Canada, to acquire substantially all of its assets.  The acquisition is effective July 1, 2008.   The purchase price is approximately $14 million in cash plus assumption of certain current liabilities. Blenkhorn and Sawle has been a premier supplier of electrical equipment since 1948.  As a custom turn-key solutions provider and certified professional engineering house they have supplied products to the major utility companies, oil and gas, mining, industrial as well as nuclear power industries.  The acquisition will compliment AZZ’s current product offering and expand served markets. This acquisition should provide additional potential for continued growth and expansion of the Electrical and Industrial Products Segment of AZZ incorporated.

“This acquisition is an excellent fit with our existing products and significantly strengthens our marketing and customer service opportunities in Canada, a strategic growth area targeted by the Company.  We have been looking for opportunities to expand our participation in the Canadian utility market, as well as Canadian oil and gas, oil sands, mining and industrial markets.  It is indeed a privilege to purchase operations that have such a rich heritage.  They have enjoyed impressive growth while strengthening their efforts to provide an outstanding level of quality and customer service. Certainly the pride and integrity with which it has been operated is consistent with the philosophy and methodology that AZZ employs in its current operations. We anticipate that the acquisition of Blenkhorn and Sawle will be accretive to our earnings per share in Fiscal 2009.  Revenues for the first full year of operation should approximate $20 million, with eight months included in the current fiscal year. The acquisition will be discussed during our regularly scheduled quarterly conference call scheduled for 11:00AM ET on June 27, 2008.  We appreciate the opportunity to continue the proud tradition of service that has been sustained by Blenkhorn and Sawle.  The existing senior management of Blenkhorn and Sawle will remain with AZZ and continue their leadership of growth, expansion and premier customer service,” stated David H. Dingus, president and chief executive officer of AZZ incorporated.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct.  We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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